Exhibit 99.1

FOR IMMEDIATE RELEASE

Digimarc Welcomes Digital Transformation Leader
Ravi Kumar to its Board of Directors

BEAVERTON, Ore. – July 2, 2021 – Digimarc Corporation (NASDAQ: DMRC), creator of Digimarc watermarks that are driving the next generation of digital identification and detection, announced today that Ravi Kumar, a globally-renowned thought leader and executive, has been elected to its Board of Directors, effective June 28, 2021. His appointment complements and extends the Board’s current expertise in global enterprise digital disruption, ecosystem building through global alliances and partnerships and Artificial Intelligence (AI), Machine Learning and related data and analytics, among other areas, and supports Digimarc’s strategic focus on helping businesses embrace digital transformation to deliver more value to their customers.

Kumar is President at Infosys, a leading global IT consulting and services company, where he leads the Global Services Organization across all industry segments. He drives digital transformation, consulting, traditional technology and engineering services, along with the data and analytics, cloud and infrastructure, and enterprise package application service lines. He serves as Chairman of the Board of Infosys Business Process Management (BPM). Kumar also oversees Infosys Public Services and the consulting services subsidiary of Infosys. He chairs the Boards of the digital companies Kaleidoscope, Guidevision, Wongdoody and Simplus that Infosys has acquired. He also oversees Infosys business in Latin America, Japan and China.

He is on the Board of Governors of the New York Academy of Sciences and the Board of AdvanceCT-Economic Dev Board of the State of Connecticut.

“I’m excited to join the Board of Digimarc and contribute to the company’s success driving digital transformation and modernization for its customers,” said Kumar. “Digimarc is well-positioned to help businesses reimagine and reinvent themselves by providing solutions that allow them to accelerate progress in critical areas, such as improving sustainability practices and protecting consumer health and safety.”

“Ravi is a respected thought leader in the technology transformation space, and he brings unparalleled expertise to the Board.  He will undoubtedly be a true inspiration to all Digimarc stakeholders,” said Riley McCormack, President & CEO, Digimarc. “His philosophy that ‘technology is transforming the world,’ combined with his first-hand experience helping top companies manage digital disruption will be an invaluable asset on the Board.  We couldn’t be more thrilled to welcome him to the Team.”

Kumar is a global authority on the Future of Work, Workplaces and Workforce, and is regularly invited by business and popular media to speak on these topics.

Company contact:

Jennah Jevning

Jennah.Jevning@digimarc.com

1-503-469-4740

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About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a pioneer and leader in digital watermarking solutions and the automatic identification of media, including packaging, commercial print, digital images, audio and video. Digimarc helps customers drive efficiency, accuracy and security across physical and digital supply chains. Visit digimarc.com and follow us on LinkedIn and Twitter @digimarc to learn more.